EXHIBIT 99.1


Monday August 6, 2:54 pm Eastern Time

Press Release

SOURCE: Bion Environmental Technologies, Inc.


Bion Selected for Evaluation of Environmentally Superior Technology

Bion to be Part of North Carolina Demonstration Effort

NEW YORK, NY--(BUSINESS WIRE)--Aug. 6, 2001--Bion Environmental Technologies, Inc. (Bion-OTCBB)'s patented nutrient management system (Bion NMS(TM)) has been selected for funding under North Carolina's "Environmental Superior Technology" program.

The program is funded under the voluntary agreement by and between North Carolina and Smithfield Foods and the Premium Standard Farms unit of Conti Group, Inc., to develop and demonstrate solutions to the waste (air, water and nutrient) from large hog raising facilities. The program will provide funding for the new generation Bion system. The Bion NMS will be the centerpiece of a project led by the engineering firm of Wright-Pierce, Inc. to demonstrate a comprehensive, environmentally-sound management approach for swine manure. The Bion NMS will be a fully contained, tanked system with computerized monitoring and control capability. The Bion NMS is designed to resolve all problems associated with the nutrients, odors and pathogens generated by hogs raised in concentrated animal feeding operations (CAFOs). The panel of experts from academia, animal agribusinesses, environmental, agricultural, government and community interests has selected this project, as one of several, from nearly 100 proposals to receive funds for pilot demonstration facilities in North Carolina.

Wright-Pierce, experts in the beneficial reuse of organic wastes, combined Bion's technology with equipment to dry the BionSoil produced by the Bion NMS to form a comprehensive system for swine manure management. "We selected the Bion system because it addresses, at low cost, all of the principal environmental problems, while creating valuable products," said Mike Giggey, Wright-Pierce's Senior Vice President. "Working with the faculty of North Carolina State University, and in particular Dr. Mike Williams, we believe that this demonstration project will show that there is a technically workable and environmentally viable solution for a significant environmental problem in North Carolina."

David Mitchell, Chief Executive Officer of Bion, said, "We believe that the Bion NMS project in collaboration with the NCSU Animal & Poultry Waste Management Center, under the direction of Dr. Mike Williams, will validate the Bion solution to the waste problems faced by companies and farmers involved in large scale commercial hog raising in North Carolina and elsewhere." Bion anticipates that final agreements related to the project will be completed by the end of August 2001.

Bion Environmental Technologies, Inc., a publicly traded company (symbol:
BION), is a full service waste management company that has served the Livestock Industry since 1989. The Company uses technologies that are revolutionizing the way farm management is addressed by expanding both economic and environmental opportunities. Bion systems incorporate a patented biological process that safely converts animal waste into nutrient rich soil and fertilizer products, which are valued for their high organics, slow release nutrients, and odorless characteristics. Bion's family of products are used in home gardens, potting soils, organic farms, golf courses, athletic fields, and soil remediation projects. There are currently 14 Bion systems across the nation. The company has recently developed a tank-based system, which converts animal waste into a nutrient rich fertilizer within a 12-hour cycle. The new systems have real time electronic monitoring and sensing controls that precisely track the fate of all nutrient elements and air emissions. The second-generation systems will be put into commercial operation later this year.

This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.

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Contact:
     Bion Environmental Technologies, Inc.
     David Mitchell, 212/758-6622